Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-46542, 333-112952, 333-114521, 333-115194, 333-126231, 333-132012 and 333-132737 on Form S-3, and Nos. 333-52514, 333-74339 and 333-128592 on Form S-8 of our report, dated July 19, 2006, appearing in this Annual Report on Form 10-KSB of Isonics Corporation for the year ended April 30, 2006.

Denver, Colorado
July 24, 2006